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                                                                      Exhibit(1)


                                  NEWS RELEASE

                       CHICAGO BRIDGE & IRON COMPANY N.V.

FOR IMMEDIATE RELEASE:                     FOR FURTHER INFORMATION CONTACT:
JULY 31, 2000                              MEDIA:  BRUCE STEIMLE (815) 439-4006
                                           ANALYSTS:  JEAN BROWN (815) 439-4072




            CHICAGO BRIDGE & IRON TO ACQUIRE HOWE-BAKER INTERNATIONAL COMBINATION EXPECTED TO CREATE $1 BILLION ENGINEERING AND CONSTRUCTION COMPANY

PLAINFIELD, ILL. -- July 31, 2000 -- Chicago Bridge & Iron Company N.V. (NYSE &
ASE: CBI) has signed a definitive agreement to acquire Howe-Baker International, Inc. in a transaction valued at approximately $145 million, including $28 million in cash, 8.1 million shares of CB&I common stock and $5.7 million in assumed debt. In a simultaneous transaction, Howe-Baker's owner has agreed to sell 4.3 million shares of CB&I common stock for $16.25 per share to an additional investor. Howe-Baker is a leading U.S.-based engineering and construction firm specializing in the design and construction of hydrocarbon processing plants for customers in the refining, petrochemical and natural gas processing industries. Completion of the transaction, expected during the fourth quarter of this year, is subject to shareholder and regulatory approval. The acquisition is expected to be accretive to earnings in 2001.

         In 1999, Howe-Baker's pro forma revenues (including recent acquisitions for the full year) were $308 million and net income was $26 million. CB&I's 1999 revenues were $675 million and net income was $18 million. Howe-Baker International will operate as a wholly-owned subsidiary of Chicago Bridge & Iron Company, and will continue to be run by its existing management team, led by President and CEO Ronald D. Brazzel.

         "CB&I and Howe-Baker are combining to create a premiere worldwide engineering and construction company that can capture an increasing share of the global energy infrastructure, including the growing need for natural gas processing," said Gerald M. Glenn, Chairman, President and CEO of Chicago Bridge & Iron.

         "Like CB&I, Howe-Baker is a unique organization with a great reputation and strong name recognition in the industry, and with parallel investment appeals," Glenn continued. "It's a well-run company operating in targeted markets with highly profitable businesses, a strong management team and a culture that is an excellent fit with CB&I. This combination creates a growth company that can expand into new markets while leveraging the industry upturn over a larger business."

         "The combination of Howe-Baker and CB&I is one with tremendous synergy and growth potential," stated Ronald Brazzel, President and CEO of Howe-Baker. "One of the great benefits we see is Howe-Baker's process engineering skills coupled with the international project execution capabilities of CB&I. We are delighted to combine our forces and look forward with great anticipation to the real growth that lies ahead."



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BASIC TERMS AND CONDITIONS

         Under the terms of the transaction, CB&I will pay $28 million in cash and issue 8.1 million shares of common stock which will be conveyed to the seller, WEDGE Group Incorporated, a private investment firm that owns 100% of Howe-Baker International. WEDGE, in a simultaneous transaction, has agreed to sell 4.3 million shares of CB&I common stock to First Reserve Corporation at a price of $16.25 per share. Consummation of the First Reserve transaction is not a condition to consummation of the WEDGE transaction. First Reserve is a private equity fund manager specializing in the energy industry with over $1.7 billion under management.

         Upon completion of the contemplated transactions, WEDGE, which already owns 400,000 shares of CB&I stock, will hold 24% of CB&I's outstanding shares, and First Reserve will hold 24.5%. WEDGE and First Reserve have agreed to a shareholder agreement with CB&I covering board representation, standstill provisions, voting restrictions and transfer restrictions. WEDGE and First Reserve will each nominate two candidates for election to CB&I's Supervisory Board, which will expand from eight to 12 members. A special meeting of CB&I shareholders will be held to seek approval of the various elements of the transaction.

         Financial advisors for the transaction are Credit Suisse First Boston for Chicago Bridge & Iron and Goldman Sachs for WEDGE.

         William H. White, President and CEO of WEDGE, stated, "The combination of Chicago Bridge and Howe-Baker will create one of the world's largest and strongest engineering and construction firms specializing in the oil and gas and petrochemical industries, with the skills to compete on projects of virtually any size worldwide. We are particularly enthusiastic about Howe-Baker's gas-to-liquids technology and Chicago Bridge's LNG business. We see the combination as being so compelling that we are taking a substantial equity position in the combined entity."

         William E. Macaulay, Chairman and CEO of First Reserve, stated, "We've known of the unique capabilities of both CB&I and Howe-Baker in the energy industry for many years, and we look forward to working with these two excellent companies. We are confident our investment represents an attractive long-term opportunity for our investors."

COMPANY DESCRIPTION

         Based in Tyler, Texas, Howe-Baker International was established in 1945. The firm has about 2,000 employees and operates three principal business units:

         - Howe-Baker Engineers, that provides engineering, procurement and construction services for the hydrocarbon industry, specializing in hydrogen and synthesis gas plants, refinery process units and natural gas processing plants;

         - Matrix Engineering, Ltd., that provides refinery maintenance and construction services primarily along the U.S. Gulf Coast; and

         - Callidus Technologies Inc., a combustion and environmental technology company based near Tulsa, Oklahoma, that provides proprietary burners, flares and incinerators for process industries.



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STRENGTHS OF THE COMBINED COMPANY

         The combination of Chicago Bridge & Iron and Howe-Baker will produce a global leader in engineering and construction, with a history of proprietary technological innovations and 165 years of combined experience in the design and construction of petroleum, petrochemical and natural gas facilities. With a worldwide network of engineers and suppliers, CB&I and Howe-Baker will be able to provide hydrocarbon industry customers with value added, integrated process and storage solutions.

PROSPECTS FOR GROWTH

         Similar to CB&I, Howe-Baker expects to emerge from the recent trough in the engineering and construction industry and is poised for recovery in its markets in the U.S. It also anticipates expanding its international market presence through synergies with CB&I's existing global infrastructure.

         - NATURAL GAS INDUSTRY - Accelerating demand for natural gas is being driven by environmental requirements for cleaner fuels and the development of new gas-fired electricity generating plants. Howe-Baker provides turnkey design-build services for natural gas treatment, processing and liquefaction plants and recently was awarded a natural gas project with a value in excess of $30 million.

         - REFINING - Howe-Baker is an industry leader in the design and construction of crude oil desalting and dehydration units and has acknowledged process expertise in the hydrotreating of refinery streams, naptha reforming and crude oil distillate treating. Growth is expected from expansion and optimization projects worldwide.

         - HYDROGEN AND SYNTHESIS GAS - Recognized as a U.S. market leader in the construction of hydrogen and syngas plants, Howe-Baker anticipates increased worldwide demand for these facilities as refineries strive to meet new environmental requirements for lower sulfur content in transportation fuels. Hydrogen is a key element in most sulfur removal processes.

         - EMERGING TECHNOLOGIES - Howe-Baker has positioned itself for future growth in several emerging technologies that build upon its existing core competencies, including gas-to-liquids conversion, fuel cells and nitrogen rejection from natural gas.

CONFERENCE CALL WEBCAST

         Chicago Bridge & Iron will be hosting a conference call to discuss its second quarter 2000 results and the acquisition of Howe-Baker International. The call is scheduled for 10 a.m. CDT on Monday July 31, 2000, and will be broadcast live via Internet webcast. The live webcast can be accessed at www.streetevents.com/street/street1.html. Simply log on to this Web address at least 15 minutes prior to the start of the call to register, download and install any necessary audio software. A replay of the call will be available at the above Web address shortly after the call. More information on the acquisition and Howe-Baker is available on the CB&I Web site at www.chicagobridge.com.



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FORWARD-LOOKING STATEMENTS

         Any statements made in this release that are not based on historical fact are forward-looking statements and represent management's best judgment as to what may occur in the future. The actual outcome and results are not guaranteed, are subject to risks, uncertainties and assumptions and may differ materially from what is expressed. A variety of factors could cause business conditions and results to differ materially from what is contained in the forward-looking statements including, but not limited to, the uncertain timing and the funding of new awards; cost overruns on fixed priced contracts; increase in competition by competitors; fluctuating revenues resulting from the cyclic nature of the individual markets in which the Company's customers operate; reduced activity in the oil and gas industry, demand from which is the largest component of the Company's revenue; and no assurance that there will be a successful closing and integration of the acquisition of Howe-Baker International, Inc. Readers of this release should also read the Company's most recent Annual Report on Form 10-K and Quarterly Report on Form 10-Q for a further description of the Company's business and other information that describes factors that could cause actual results to differ from such forward-looking statements, including a description of the Tuban project issues, as well as the Company's other filings with the Securities and Exchange Commission (including, but not limited to its Registration Statement on Form S-1 [File No. 333-18065], as amended). The Company does not undertake to update any forward-looking statements contained herein, whether as a result of new information, future events or otherwise.

         CB&I is a global engineering and construction company specializing in the design and engineering, fabrication, field erection and repair of bulk liquid terminals, storage tanks, process vessels, refrigerated storage and process systems, and other steel plate structures and their associated systems. Information about Chicago Bridge & Iron is available from the Company's Web site at www.chicagobridge.com.

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